Exhibit 10.66

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

March 5, 2013

Michael Glick

c/o WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

Dear Mike,

This letter will confirm the terms of the amendment to your employment letter (the “Letter Agreement”) with WebMD Health Corp. (the “Company” or “WebMD”) dated as of February 11, 2011. The Letter Agreement is amended, effective as of the date hereof, as follows:

1. Your base salary referred to in the first sentence of Section 3(a) shall be changed to $350,000, effective March 11, 2013.

2. Section 3(b) of the Letter Agreement is hereby amended to read in its entirety as follows:

“(b)(i) You will be entitled to receive an annual bonus of $200,000 for the year ended December 31, 2012 (the “2012 Bonus”), payable as follows: (A) $40,000 of the 2012 Bonus will be paid at the time that bonuses are paid to other executives of the Company for the year ended December 31, 2012, so long as you are employed on such date, and (B) subject to the terms of the Company’s Supplemental Bonus Plan and Section 6 below, an amount equal to $160,000 will be contributed into the Supplemental Bonus Trust.

(b)(ii) You will be eligible for an annual bonus for the year ended December 31, 2013, the target of which will be 43% of your base salary ($150,000), with the opportunity to earn a total bonus of up to $300,000 (the “2013 Bonus”), as follows:

(A) Up to $150,000 will be payable based upon achievement of the 2013 revenue and earnings targets approved by the Compensation Committee, with input from the Board of Directors. Sixty percent (60%) of the $150,000 (i.e., $90,000) will be allocated to the achievement of the approved revenue target and forty percent (40%) of the $150,000 (i.e., $60,000) will be allocated to achievement of the approved earnings target. The Compensation Committee of the WebMD Board of Directors (the “Compensation Committee”) will also establish the amount of the payment associated with the levels of achievement within the approved revenue and earnings ranges.

(B) Up to $150,000 will be payable based upon an assessment of the individual performance goals provided to you (the “Performance Goals”). Any 2013 Bonus will be paid at the time that bonuses are paid to other executives of the Company for the year ended December 31, 2013 (to the extent applicable, such amount to be paid from the Supplemental Bonus Trust), so long as you are employed on such date, except as set forth in Section 6.

(b)(iii) For fiscal years subsequent to the year ending December 31, 2013, you will be eligible for an annual bonus, the target of which will be 43% of your base salary, but which amount will be determined in the sole discretion of the Compensation Committee or its designee.

(b)(iv) The determination as to whether the financial goals in Section 2(b)(ii)(A) and the Performance Goals in Section 2(b)(ii)(B) have been attained shall be made by the CEO and Compensation Committee in their sole discretion. Adjustments shall be made by the Compensation Committee to the goals in its discretion to reflect the effect of acquisitions/divestitures and any other circumstances. The financial goals in Section 2(b)(ii)(A) will be established within sixty (60) days of the date of this Agreement for the 2013 year.”

3.	Section 4 of the Agreement is changed to be Section 4(a). In addition, a new Section 4(b) and a new Section 4(c) are added to read in their entirety as follows:

“(b) Subject to the approval of the Compensation Committee, you will be granted on March 1, 2013 (the “2013 First Restricted Stock Grant Date”), 10,000 shares of restricted stock of WebMD (the “2013 First Restricted Stock Grant”) under the terms of the Equity Plan. 100% of the 2013 First Restricted Stock Grant shall vest and the restrictions thereon lapse on the third anniversary of the 2013 First Restricted Stock Grant Date, subject to your continued employment on such date; provided that subject to your continued employment on March 15, 2014 if the CEO and Compensation Committee, in their sole discretion, determine that you have met the Performance Goals referred to above, the 2013 First Restricted Stock Grant shall vest and the restrictions thereon shall lapse on such date. In addition, in the event of a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason (as defined below), in each case, following a Change of Control of WebMD (as defined below), the shares subject to the 2013 First Restricted Stock Grant shall vest in full and the restrictions thereon shall lapse. The 2013 First Restricted Stock Grant will be evidenced by the Company’s form of restricted stock agreement.”

4.	The heading for Section 5 and Section 5(a) of the Letter Agreement are hereby amended to read in their entirety as follows:

“5. Termination of Employment without Cause.

(a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex A attached hereto), subject to Section 5(b) below and your continued compliance with the restrictive covenants to which you are bound, the Company will have the following obligations to you:

(i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months (the “Severance Period”);

(ii) if your termination date is effective on or after July 1 of any year subsequent to December 31, 2013 but before the payment of bonuses for any such year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year to which the bonus relates;

(iii) if the Compensation Committee, in their sole discretion, determine that your Performance Goals referred to above have been achieved, the 2013 First Restricted Stock Grant shall vest and the restrictions thereon shall lapse on such date;

(iv) The options to purchase the Company’s common stock under the two (2) separate option grants on December 10, 2008 and June 28, 2010, respectively (collectively, the “Prior Stock Options”) will remain outstanding and each such grant will become vested on the next scheduled vesting date following the date of your termination of employment to the extent that the applicable grant would have otherwise become vested on its next vesting date if you had remained in the employ of the Company through such vesting date (and any remaining unvested portion of such grant will then expire), and each such grant to the extent vested, will remain outstanding for a period of three (3) months from such vesting date;

(v) On the date of your termination of employment, the shares of restricted stock of the Company that were granted to you under three (3) separate grants of restricted stock on December 10, 2008, December 8, 2009 and

June 28, 2010, respectively (collectively, the “Prior Restricted Shares”) will become vested to the extent that each such grant would have otherwise have become vested on its next scheduled vesting date following termination of employment if your employment had not terminated (and you will forfeit the remaining unvested Prior Restricted Shares covered by each such grant); and

(vi) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within thirty (30) days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than thirty (30) days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer.

5.	The heading for Section 6 and Section 6(a) of the Letter Agreement are hereby amended to read in their entirety as follows:

“6. Termination or Good Reason following a Change of Control.

(a) In the event of (i) a termination of your employment by the Company (or its successor) without Cause or by you for Good Reason, in each case, following a Change of Control of WebMD (as defined below), subject to Section 5(b) and your continued compliance with all restrictive covenant agreements to which you are bound, the Company will have the following obligations to you:

(i) you will be entitled to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months,

(ii) you shall receive the 2012 Bonus referred to in Section 2(b)(i) above, payable in accordance with the provisions of Section 2(b)(i)(A) and Section 2(b)(i)(B),

(iii) with respect to any 2013 Bonus referred to in Section 2(b)(ii) above, you shall receive the greater of (X) $150,000 or (Y) the portion of the 2013 Bonus achieved through the date of termination (to the extent applicable such amount to be paid from the Supplemental Bonus Trust),

(iv) if your termination date is effective on or after July 1 of any year subsequent to December 31, 2013 but before the payment of bonuses for any such year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year to which the bonus relates, and

(v) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within thirty (30) days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than thirty (30) days after payment.

The term “Change of Control of WebMD” shall have the meaning ascribed to such term in the Equity Plan.”

6.	The following definition is added to the end of Annex A to the Letter Agreement:

“A termination of employment by you for “Good Reason” means your resignation of employment within one year of the occurrence (without your written consent) of any of the following conditions or events: (i) any material reduction in your base salary, (ii) a material reduction in your authority with the Company, (iii) any material breach by the Company of this Agreement; provided, however, that none of the foregoing conditions or events shall constitute Good Reason unless (A) you shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.”

Except as modified by the terms of this Amendment, the terms of the Letter Agreement (including, without limitation, Annex A thereto) remain in effect. Defined terms used herein shall have the meaning ascribed to such terms under the Letter Agreement. Please acknowledge your agreement to the terms of this Amendment, by signing and returning a copy to me.

Sincerely,

/s/ Cavan Redmond

Cavan Redmond
Chief Executive Officer

Agreed to and Accepted by:

/s/ Michael Glick
Michael Glick

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